                   Information to be Included in Statements
         Filed Pursuant to Rule 13(d), (b), (c) and (d) and Amendments
                     Thereto Filed Pursuant to Rule 13d-2

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 4)

                               Video City, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  92653W 10 6
--------------------------------------------------------------------------------
                                (CUSIP Number)


     Check appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1 (b)
     [ ] Rule 13d-1 (c)
     [X] Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  CUSIP NO. 92653W 10 6               13G                    Page 2 of 4 Pages

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
 1
      MORTCO, INC., A WHOLLY-OWNED SUBSIDIARY OF RENTRAK CORPORATION
      RENTRAK CORPORATION

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
      NOT APPLICABLE                                            (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED STATES OF AMERICA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0- SHARES

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,459,727 SHARES
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0- SHARES

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,459,727 SHARES
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,459,727 SHARES
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
      NOT APPLICABLE
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      14.86%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      CO

------------------------------------------------------------------------------

                                                               Page 3 of 4 pages

                                  SCHEDULE 13G

Item 1.

(a)  Name of Issuer: Video City, Inc.

(b) Address of Issuer's Principal Executive Offices: 370 Amapola Avenue, Suite 208 Torrance, California 90501

Item 2.

(a) Name of Person Filing: Mortco, Inc., a wholly-owned subsidiary of Rentrak Corporation, and Rentrak Corporation

(b) Address of Principal Business Office or, if None, Residence: 7700 N.E. Ambassador Place, One Airport Center, Portland, Oregon 97220

(c)  Citizenship: U.S.A.

(d)  Title of Class of Securities: Common Stock

(e)  CUSIP Number: 92653W 10 6

Item 3.   If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or
          (c), check whether the person filing is a:

Not Applicable

Item 4.   Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)  Amount beneficially owned: 2,459,727 shares

(b)  Percent of class: 14.86%

(c)  Number of shares as to which the person has:

     (i)    Sole power to vote or direct the vote: 0 shares
     (ii)   Shared power to vote or direct the vote: 2,459,727 shares
     (iii)  Sole power to dispose or to direct the disposition of: 0 shares

                                                               Page 4 of 4 pages

     (iv) Shared power to dispose or to direct the disposition of: 2,459,727 shares

Item 5.   Ownership of Five Percent or Less of a Class.

Not Applicable

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not Applicable

Item 8.   Identification and Classification of Members of the Group.

Not Applicable

Item 9.   Notice of Dissolution of Group.

Not Applicable

Item 10.  Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

May 5, 2000                            May 5, 2000
-----------                            -----------
Date

MORTCO, INC.                           RENTRAK CORPORATION

By: /s/ Carolyn Pihl                   By: /s/ Carolyn Pihl
    -----------------------------          -----------------------------
    Carolyn Pihl, Vice President           Carolyn Pihl, Chief Financial Officer